TheNETdigest.com, Inc. Announces the Acquisition of Planet Health, Inc.

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--March 1, 2001-- TheNETdigest.com, Inc. ("the Company") (OTCBB:NETD) (www.thenetdigest.com) today announced the acquisition of Planet Health, Inc. ("Planet"), a development stage privately owned company, which owns the formula to V-Pak 51(TM), a quality non-synthetic multi-vitamin, and the distribution rights to a line of health care products sold to dermatologists and plastic surgeons.

Pursuant to the terms of the agreement, shareholders of Planet shall receive common stock of the Company totaling 800,000 shares. Planet shall become a wholly owned subsidiary of the Company.

"The Board of Directors and I are excited at the prospect of developing the business of Planet," Dr. Howard Storfer, Executive Vice-President of the Company, stated. "The synergies of marketing this unique multi-vitamin with the informational websites the Company is developing should add tremendous long-term economic prospect for our shareholders. Working with Dr. Joseph Fretta (majority owner of Planet), the physician who developed the V-Pak 51(TM), over the last several months has led us all to believe this acquisition is a strategic fit with our database and marketing potential and gives the Company a traditional brick and mortar profit potential."

The Company, a quality Internet publishing company, is developing state-of-the-art informational websites for the end user on focused subject matters. The first focused, in-depth web site introduced was theDIABETICdigest.com. The site is available to the user in English, Spanish and Portuguese. Additionally, the Company has introduced a beta release in English for theVITAMINdigest (www.thevitamindigest.com) and theARTHRITISdigest (www.thearthritisdigest.com). Research has demonstrated a strong market need for a concentration of information on these serious subject matters. These sites will offer an Advisory Board consisting of prominent professionals in the industry, news articles added daily and archived for future reference, up-to-date product information and a healthcare provider database listing specialists throughout the Country. Each article will by summarized by a brief paragraph explaining its content so both patients and providers can access the archives seeking specific articles and information. With a glossary, bulletin board and chat room, these sites will provide informational resources and feedback users and their families require in one web site. The content is reputable, current and entertaining, and presented in an easy to understand format.

Please Note: "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding theNETdigest.com's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the Company's (Commission File No. 1-13886) Annual Report on Form 10-K, filed August 30, 2000, for the year-ended May 31, 2000 (and the amendment thereto), as well as the discussions contained in its Quarterly Report on Form 10-QSB for the quarters ended August 31, 2000 and November 30, 2000, and any subsequent SEC filings.

CONTACT:

London Manhattan Limited, New York

Christopher Taylor, Tel/Fax: 212/656-1129

Email:   LondonManhattan@aol.com


BW2470  MAR 01,2001
12:58 PACIFIC
15:58  EASTERN